SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 1, 2009
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-12822 (Commission File Number)	54-2086934 (IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
On July 1, 2009, Beazer Homes USA, Inc. (the “Company”) announced that it has resolved several previously-disclosed governmental investigations. The Company has entered into a deferred prosecution agreement (“DPA”) with the U.S. Attorney’s Office for the Western District of North Carolina (“the U.S. Attorney”) and a settlement agreement with the U.S. Department of Housing and Urban Development (“HUD”) and the civil division of the Department of Justice. In addition, certain of the Company’s subsidiaries have entered into a settlement agreement with the North Carolina Real Estate Commission (“NCREC”).
Deferred Prosecution Agreement with the U.S. Attorney
Under the DPA, the U.S. Attorney has agreed not to prosecute the Company in connection with the matters that were the subject of the Audit Committee investigation and are set forth in a Bill of Information filed with the United States District Court for the Western District of North Carolina, provided that the Company satisfies its obligations under the DPA over the next 60 months. The term of the DPA may be less than 60 months in the event certain conditions, as described more fully in the DPA, are met. The DPA recognizes the cooperation of the Company, its voluntary disclosure and its adoption of remedial measures.
Under the terms of the DPA, in fiscal year 2009, the Company will contribute $7.5 million to a restitution fund established to compensate those Beazer customers who can demonstrate that they were injured by certain of the practices identified in the Bill of Information. For fiscal year 2010 the Company will contribute to the restitution fund the greater of $1.0 million or an amount equal to 4% of the Company’s fiscal 2010 adjusted EBITDA as defined in the DPA. The Company’s liability in each of the fiscal years after 2010 will also be equal to 4% of the Company’s adjusted EBITDA through a portion of fiscal year 2014, unless extended as described below. Under the terms of the DPA, the Company’s total contributions to the restitution fund will not exceed $50.0 million.
Settlement Agreement with HUD
Under the terms of the settlement agreement with HUD and the civil division of the Department of Justice, the Company will make an immediate payment of $4.0 million to HUD to resolve civil and administrative investigations. In addition, on the first anniversary of the agreement, the Company will make a $1.0 million payment to HUD.
If the amounts paid into the restitution fund with the U.S. Attorney do not reach $48.0 million at the end of 60 months, the restitution fund term will be extended using the adjusted EBITDA formula until the earlier of an additional 24 months or the time the Company’s contribution reaches $48.0 million.
The amounts paid to the U.S. Attorney for contribution into the restitution fund and payments to HUD do not include the $2.5 million contributed to resolve the investigation by the North Carolina Office of the Commissioner of Banks (“OCOB”) which was previously announced by the Company in May 2009, although this amount will be counted as part of the Company’s maximum obligation to the restitution fund.
As previously disclosed, the Company recognized expense in the quarter ended March 31, 2009 of $10.5 million for the amounts yet to be paid in fiscal years 2009 and 2010. The Company will recognize additional expense in the quarter ended June 30, 2009 of $3.0 million. In recognition of the financial challenges currently facing the Company, Ian McCarthy, president and chief executive officer, and Michael Furlow, executive vice president and chief operating officer, have voluntarily contributed to the Company an amount equal to the after-tax proceeds of their fiscal 2008 bonuses to defray part of its initial payment to the restitution fund.
The Company’s payment obligations under the DPA and the settlement agreement with HUD are interrelated. The total amount of such obligations will be dependent on several factors; however, the maximum liability under both agreements and the previously announced agreement with the OCOB will not exceed $55.0 million.
Agreement with NCREC
With respect to the NCREC, Beazer/Squires Realty, Inc. (“Beazer/Squires”) and Beazer Homes Corp. each has agreed to the entry of a consent order regarding violations of certain North Carolina statutes. Under the respective consent orders, the NCREC agreed that a reprimand of Beazer Homes would not be issued as long as Beazer Homes completed certain remedial measures and that the broker license held by Beazer/Squires is revoked. The broker license held by Beazer/Squires has been on inactive status since October 2007. There is no monetary payment by the Company or its subsidiaries under either of the consent orders.
The consent orders conclude the investigation by the NCREC into these matters with respect to the Company.
A copy of a press release announcing the settlement is attached hereto as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d)  Exhibits
99.1     Press Release dated July 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: July 1, 2009	By:	/s/ Allan P. Merrill
Allan P. Merrill
Executive Vice President and Chief Financial Officer

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